QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[CADWALADER LETTERHEAD]

August 6, 2010

Cloud Peak Energy Resources LLC
505 S. Gillette Avenue
Gillette, Wyoming 82716

  Re:
  $300,000,000 Aggregate Principal Amount of 8.250% Senior Notes due 2017 and $300,000,000 Aggregate Principal Amount of 8.500% Senior Notes Due 2019

Ladies and Gentlemen:

        We have acted as special counsel to (i) Cloud Peak Energy Resources LLC, a Delaware limited liability company, and Cloud Peak Energy Finance Corp., a Delaware corporation, (together, the "Issuers") and (ii) Antelope Coal LLC, Caballo Rojo Holdings LLC, Caballo Rojo LLC, Cloud Peak Energy Services Company, Cordero Mining Holdings LLC, Cordero Mining LLC, Kennecott Coal Sales LLC, NERCO Coal LLC, NERCO Coal Sales LLC, NERCO LLC, Northern Coal Transportation LLC, Prospect and Development LLC, Resource Development LLC, Sequatchie Valley Coal Corporation, Spring Creek Coal LLC and Western Minerals LLC (collectively, the "Subsidiary Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Issuers and the Subsidiary Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by the Issuers of (i) $300,000,000 aggregate principal amount of the Issuers' 8.250% Senior Notes due 2017 (the "2017 Exchange Notes") and $300,000,000 aggregate principal amount of the Issuers' 8.500% Senior Notes due 2019 (the "2019 Exchange Notes," and together with the 2017 Exchange Notes, the "Exchange Notes") to be offered in exchange for $300,000,000 of the Issuers' outstanding 8.250% Senior Notes due 2017 (the "Old 2017 Notes") and $300,000,000 of the Issuers' outstanding 8.500% Senior Notes due 2019 (the "Old 2019 Notes," and together with the Old 2017 Notes, the "Old Notes"), respectively, and (ii) the guarantees of the Exchange Notes by the Subsidiary Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are proposed to be issued in accordance with the terms of the Indenture (the "Indenture"), dated November 25, 2009, by and among the Issuers, certain of the Subsidiary Guarantors party thereto, Wilmington Trust Company, as trustee, and Citibank, N.A., as securities administrator. Capitalized terms used herein but not defined herein have the respective meanings given them in the Indenture.

        In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement, the prospectus contained therein, the Indenture, the respective organizational documents of the Issuers and the Subsidiary Guarantors, resolutions adopted by the respective boards of directors or managers, as applicable, of the Issuers and the Subsidiary Guarantors and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Indenture and we have relied upon certificates and oral or written statements and other information obtained from the Issuers and the Subsidiary Guarantors, the other parties to the Indenture referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Issuers and the Subsidiary Guarantors in connection with the preparation and delivery of this letter.

        We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, "to our knowledge," "known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the representation of the Issuers and the Subsidiary Guarantors in connection with the Registration Statement.

        We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

        Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes and the Guarantees, when (a) the Issuers' Old Notes have been exchanged in the manner described in the Registration Statement, (b) the Exchange Notes and the Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, and (c) all applicable provisions of "blue sky" laws have been complied with, will constitute valid and binding obligations of the Issuers and the Subsidiary Guarantors, respectively, enforceable against the Issuers and the Subsidiary Guarantors, respectively, in accordance with their terms, under the laws of the State of New York which are expressed to govern the same, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), other similar laws relating to or affecting enforcement of creditors' rights generally, general principles of equity (regardless of whether enforcement is considered a proceeding in equity or at law) and limitations of the waiver of rights under usury laws, and will be entitled to the benefits of the Indenture.

        We are furnishing this letter to you solely for your benefit in connection with the Registration Statement and it may be relied upon only by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. Without our prior written consent, this letter is not to be relied upon, used, circulated, quoted or otherwise referred to by, or assigned to, any other person (including any person that acquires any Exchange Notes or other securities from you or that seeks to assert your rights in respect of this letter (other than your successor in interest by means of merger, consolidation, transfer of a business or other similar transaction)) or for any other purpose. We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

        In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

Very truly yours,
/s/ Cadwalader, Wickersham & Taft LLP

QuickLinks

  Exhibit 5.1